Exhibit 99.1

FARO and Carl Zeiss Industrial Metrology Form

Innovative Solutions Network

Chicago, IL - September 15, 2010.

FARO Technologies, Inc. and Carl Zeiss Industrial Metrology announced today the launch of the Innovative Solutions Network, a marketing, sales and support collaboration in North America. Through the network, these two leaders in metrology will provide a broader product solutions offering, including both traditional and portable CMMs. From the simplest to the most complex metrology measurements, the Innovative Solutions Network will offer customers access to more patented technologies, focused applications, and customer support programs and resources.

“The creation of the Innovative Solutions Network will allow us to better serve our customers by providing them with a total metrology solution. The technologies offered by both companies are among the most advanced equipment available today, and I am excited to see two world class companies like FARO and Carl Zeiss create such a comprehensive metrology solution,” said David Morse, SVP and Managing Director of the Americas for FARO.

For years, customers have benefited from the world-class support and training programs offered by both companies, along with the extensive knowledge and experience that comes with over 120 combined years of metrology development. Through the Innovative Solutions Network, individuals interested in implementing a metrology solution will now have access to expert resources from both FARO and Carl Zeiss.

“We are pleased to work with FARO in the launch of the Innovative Solutions Network. Like us, their strength is in developing the key technologies needed to give customers the best solution. We believe it to be a great benefit to our existing customer base as well as for those who are considering a full metrology solution,” said Greg Lee, President of Carl Zeiss Industrial Metrology.

About FARO

FARO develops and markets computer-aided coordinate measurement devices and software. Portable equipment from FARO permits high-precision 3D measurement and comparison of parts and compound structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, production planning, inventory documentation, as well as for investigation and reconstruction of accident sites or crime scenes. They are also employed to generate digital scans of historic sites. Worldwide, approximately 11,000 customers are operating more than 20,000 installations of FARO’s systems. The company’s global headquarters is located in Lake Mary, Florida, with its European head office in Stuttgart, Germany and its Asia/Pacific head office in Singapore. FARO has branch locations in Canada, Mexico, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Singapore, Malaysia, Vietnam, Thailand, and Japan.

About Carl Zeiss Industrial Metrology

Carl Zeiss Industrielle Messtechnik GmbH belongs to the Industrial Metrology Group of the Carl Zeiss Group. Carl Zeiss Industrial Metrology is a leading manufacturer of multidimensional metrology solutions such as coordinate measuring machines and metrology software for the automotive, aircraft, mechanical engineering and plastics industries. The company additionally offers a broad spectrum of customer services. Carl Zeiss Industrial Metrology is headquartered in Oberkochen, Germany. Further sites are located in Germany, the USA and China – with a global workforce of just under 1,800 people.

The Carl Zeiss Group is a leading group of companies operating worldwide in the optical and opto-electronic industries that generates revenues totaling approximately EUR 2.1 billion. Carl Zeiss offers innovative solutions for the future-oriented markets of Medical and Research Solutions, Industrial Solutions and Lifestyle Products.

The Carl Zeiss Group has approximately 13,000 employees worldwide, including more than 8,000 in Germany. The Carl Zeiss business groups hold leading positions in their markets. Carl Zeiss AG, Oberkochen, is fully owned by the Carl Zeiss Stiftung (Carl Zeiss Foundation).

MEDIA CONTACTS

For FARO:

Kate Carlson, kate.carlson@faro.com

(407) 562.5036

For Carl Zeiss Industrial Metrology:

Janelle Gregerson, imt@zeiss.com

(763) 744-2409